OPTION AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, V6T 1W5

(“UBC”)

AND:

U.S. BIODEFENSE, INC. a corporation incorporated under the laws of the State of California, and having offices at 13674 East Valley Boulevard, City of Industry, California, United States 91746

(the "Optionee") WHEREAS:

A. UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to Transformed Neural Crest Stem Cells, which research was undertaken by Dr. Seung Kim (the “Investigator”), in the Department of Neurology at UBC;

B. It is UBC’s objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C. UBC is prepared to grant the Optionee an option to obtain a license on certain terms and conditions.

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS:

1.1	In this Agreement:

	(a)	"Affiliated Company" or "Affiliated Companies" means two or more corporations where the relationship between them is one in which one of them is

		a	subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

	(b)	"Confidential Information" means all information, regardless of its form:

(i) designated by UBC as confidential, whether orally or in writing, including without limitation all information related to the Technology (including all derived analyses and conclusions) and the terms and conditions of this Agreement; and

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(ii)	disclosed by UBC to the Optionee, or of which the Optionee becomes aware, whether before or after the Start Date,

or

(iii)	disclosed by the Optionee to UBC and which is clearly identified in writing as "Confidential ",

except that “Confidential Information” does not include information:

(iv)	possessed by the recipient (the “Recipient”) prior to receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(v)	published or available to the general public otherwise than through a breach of this Agreement;

(vi)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser ; or

(vii)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

(c)	“Start Date” means the 1st day of June, 2005,

(d)	"Effective Date of Termination" means the date on which this Agreement is terminated according to Article 15,

(e)	”Material Transfer Agreement” is attached as Schedule C and is for the purposes of governing the transfer of the Neural Crest Stem Cells to the Optionee strictly for evaluation purposes only for a 6 month period effective of the Start Date.

(f)	"Option Period" means the period from the Start Date until December 1st, 2005, unless this Agreement is terminated earlier according to Article15, in which case it will be until the Effective Date of Termination,

(g)	“Patents” means the patents and patent applications listed in Schedule "A", including any related patent applications, issued patents, divisionals, continuations, Continuation-In-Part, reissues, re-examinations, extensions, term restorations, renewals, and any foreign counterparts applied for or issued therefrom;

(h)	"Technology" means Patents and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, before the Start Date by UBC relating to, and including, the technology described in Schedule "A" of this Agreement, as amended from time to time, including, without limitation all related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, and UBC’s Confidential Information.

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2.0	PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1	The Optionee acknowledges and agrees that UBC owns all right, title and interest in and to the Technology and any improvements, modifications, variations and enhancements thereto.

3.0	OPTION FEE:

3.1	The Optionee agrees to pay to UBC an option fee of $5,000 (U.S. funds) (the

"Option Fee") on execution of this Agreement. Payment of the Option Fee is a condition precedent to the granting of the option according to Article 4. The Option Fee will not be refunded to the Optionee under any circumstances.

3.2 The Optionee will, within 30 days of receipt from UBC of an invoice, reimburse UBC for all costs incurred by UBC during the term of this Agreement in connection with the prosecution and maintenance of the Patents.

3.3 All amounts due and owing to UBC but not paid by the Optionee on the due date will bear interest in U.S. dollars at the rate of one per cent (1%) per month.

4.0	GRANT OF OPTION:

4.1	UBC grants to the Optionee the option (the "Option") to obtain an exclusive license to use the Technology and to manufacture, distribute, and sell products based on the Technology subject to terms and conditions determined in accordance with Article 7. The Option will subsist for the duration of the Option Period.

4.2 During the Option Period, UBC will not grant a license to commercially exploit the Technology to any other party.

4.3 The Option is personal to the Optionee and is not granted to any Affiliated Company or Affiliated Companies.

4.4 The parties acknowledge and agree that UBC may use the Technology at all times and without charge in any manner whatsoever for research, scholarly publication, educational, or other non-commercial use.

5.0	OPTIONEE’S ACTIVITIES:

5.1	In order to properly evaluate the Technology, the Optionee requests that an aliquot of the Neural Crest Stem Cells (described in Schedule A) be made available. Following execution of the Material Transfer Agreement listed in Schedule C, an aliquot of cells will be shipped to the Optionee subject to the terms and conditions of the Material Transfer Agreement.

5.2 During the Option Period, the Optionee will use its best efforts to evaluate the Technology and the market potential of the Technology. The Optionee will keep UBC informed of its plans to commercialize the Technology and will inform UBC at the earliest possible date if the Optionee decides not to exercise the Option.

6.0	EXERCISE OF OPTION:

6.1	In order to exercise the Option, the Optionee will sign and deliver to UBC prior to the expiry of the Option Period the Notice of Exercise of Option attached in Schedule "B"

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together with a business plan prepared in accordance with generally accepted business standards that describes the steps the Optionee proposes to take to commercially exploit the Technology including relevant market information and revenue projections.

6.2 If the Optionee does not exercise the Option in accordance with Article 6.1 within the Option Period, the parties agree that this Option will expire and the Optionee will have no further right in or to the Technology and that UBC may act without further obligation to the Optionee.

7.0	TERMS AND CONDITIONS OF LICENSE AGREEMENT:

7.1	If the Optionee exercises the Option pursuant to Article 6.1, the parties will negotiate in good faith to determine the specific terms and conditions on which the license will be granted by UBC to the Optionee. The license shall contain commercially reasonable royalty rates and other financial terms and which shall be generally consistent with the terms and conditions of UBC's standard form of license.

7.2 If UBC and the Optionee are unable to agree upon the specific terms and conditions of said license agreement within a period of 2 months after the date when the Optionee exercises the Option pursuant to Article 6.1, this Option shall expire.

7.3 The license shall provide UBC the right in perpetuity to use the Technology without change in any manner whatsoever for research, scholarly publication, educational or other non-commercial uses.

8.0	DISCLAIMER OF WARRANTY:

8.1	UBC makes no representations, conditions, or warranties, either express or implied, with respect to the Technology. Without limitation, UBC specifically disclaims any implied warranty, condition, or representation that the Technology:

(a)	corresponds to a particular description;

(b)	is of merchantable quality;

(c)	is fit for a particular purpose; or

(d)	is durable for a reasonable period of time.

UBC will not be liable for any loss, whether direct, consequential, incidental, or special which the Optionee or other third parties suffer arising from any defect, error or fault of the Technology or its failure to perform, even if UBC has been advised of the possibility of the defect, error, fault, or failure. The Optionee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology.

8.2	Nothing in this Agreement:

(a) constitutes a warranty or representation by UBC as to title to the Technology or that anything made, used, sold or otherwise disposed of under any license resulting from the Option granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights; or

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(b) imposes an obligation on UBC to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

9.0	INDEMNITY AND LIMITATION OF LIABILITY:

9.1	The Optionee indemnifies, holds harmless and defends UBC, its Board of

Governors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all associated legal fees and disbursements ) arising out of the exercise of any rights under this Agreement including, without limitation, against any damages or losses, consequential or otherwise, arising out of the Option.

9.2 Subject to Article 8.3, UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Optionee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students, invitees or agents is limited to the amount of the Option Fee.

9.3 The Optionee acknowledges that UBC will not be liable for consequential or incidental damages arising from any breach of this Agreement.

10.0	CONFIDENTIALITY:

10.1	Each party will keep and use the other party's Confidential Information in confidence and will not, without the other party's prior written consent, disclose the other party's Confidential Information to any person or entity, except to the party's directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Optionee will maintain an appropriate internal program limiting the distribution of UBC's Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Optionee's obligations under this Agreement and who have signed appropriate non-disclosure agreements.

10.2 Any party required by judicial or administrative process to disclose the other party's Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

11.0	ASSIGNMENT:

11.1	The Optionee will not assign, transfer, mortgage, pledge, financially encumber,

grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC.

11.2 Without UBC’s prior written consent (not to be unreasonably withheld) the Optionee will not:

(a)	allow a controlling interest in the Optionee to pass to any person or persons other than those having a controlling interest at the Start Date; or

(b)	undergo a reorganization, or transfer any part of its business relating to this Agreement to a subsidiary or associated company.

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12.0	GOVERNING LAW :

12.1	This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

13.0	NOTICES:

13.1	All payments, reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail (with all postage and other charges prepaid) at the address for the receiving party as set out in Article 12.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 12.1 is deemed to have been received at the end of the fifth day after it is posted.

13.2	Addresses for delivery of notices:

If to UBC:	J.P. Heale, Associate Director
	University - Industry Liaison Office
	University of British Columbia
	#103 – 6190 Agronomy Road
	Vancouver, British Columbia
	V6T 1Z3
	Telephone:	(604)	822-8580
	Fax:	(604)	822-8589

If to the Optionee:	David Chin, CEO
	Telephone:	(626)	961-0562
	Fax:	(626)	961-8179

14.0	TERM:

14.1	This Agreement will be deemed to have come into force on the Start Date. This

Agreement and the Option granted hereunder will remain in effect for the duration of the Option Period and will terminate upon the conclusion of the Option Period subject to earlier termination according to Article 15.

15.0	TERMINATION:

15.1	This Agreement will automatically and immediately terminate without notice to the Optionee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Optionee.

15.2 UBC may, at its option, terminate this Agreement with immediate effect by giving notice to the Optionee if one or more of the following occurs:

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(a)	the Optionee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render the Optionee insolvent, the termination of a majority of the Optionee's employees, the vacation of the Optionee's chief place of business or the Optionee ceasing or threatening to cease carrying on business

(b)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Optionee,

(c)	the Technology becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Optionee;

(d)	if the Optionee is in breach of any other agreement between the Optionee and UBC, and the breach has not been cured within the time provided for the curing of the breach under the terms of the other agreement.

15.3 Other than as set out in Articles 15.1 and 15.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	30 days notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of the notice; or

(b)	if the breach cannot be remedied within 30 days and the breach is not remedied within the further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

15.4 If this Agreement is terminated according to Articles 15.1, 15.2, or 15.3, the Optionee will at UBC’s request either destroy or deliver up to UBC all Technology in its possession or control and will have no further right of any nature whatsoever in the Technology. The Optionee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Optionee including, without limitation, UBC’s legal fees and disbursements on an indemnity basis.

16.0	MISCELLANEOUS COVENANTS OF THE OPTIONEE:

16.1	The Optionee represents and warrants to UBC that the Optionee is a corporation duly organized, existing, and in good standing under the laws of California and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

16.2 The Optionee will comply with all laws, regulations and ordinances, whether Federal, State, Municipal or otherwise with respect to the Technology and/or this Agreement.

17.0	GENERAL:

17.1	Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party's name to be used in any way not specifically authorized by this Agreement.

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17.2 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

17.3 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party's rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out the written waiver.

17.4 All terms in this Agreement which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason. Without limitation, the provisions of Articles 8, 9, and 10 will survive any termination or expiry of this Agreement.

17.5 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

17.6 The Optionee acknowledges that the law firm of RBS.Lawyers has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

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17.7 This Agreement sets out the entire understanding between the parties and no changes to this Agreement are binding unless signed in writing by the parties to this Agreement.

17.8 Time is of the essence of this Agreement.

     SIGNED BY THE PARTIES AS AN AGREEMENT on the
________
day of
______________________
, 20___, but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of	)
THE UNIVERSITY OF BRITISH COLUMBIA	)
by its authorized signatory:	)
)
)

Authorized Signatory	)
)
)

Name	)

Date

SIGNED FOR AND ON BEHALF of	)
U.S. BIODEFENSE, INC.	)
by its authorized signatory:	)
)
)

Authorized Signatory	)
)
)

Name	)
)
)
)

Date	)
)

SCHEDULE "A"

DESCRIPTION OF "TECHNOLOGY"

UBC File #	Inventor(s)	Description	Patent #

99-026	Dr. Seung Kim	Generation of human neural	US 09/565,339
		crest stem cell line and its	CDN 2,409,713
utilization in human

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transplantation.

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SCHEDULE "B" NOTICE OF EXERCISE OF OPTION

TO: THE UNIVERSITY OF BRITISH COLUMBIA

U.S. BIODEFENSE, INC. hereby exercises the Option provided for in the Option Agreement dated April 15, 2005 (the " Option Agreement") to license the following Technology:

UBC Technology 99-026, “Transformed Neural Crest Stem Cells”

upon the terms and conditions contained in the Option Agreement.

Attached hereto as is a Business Plan prepared in compliance with the Option Agreement.

Name:	David Chin
Title:	Chief Executive Office
Date:

Business Plan

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SCHEDULE “C”

This Agreement is dated the 1st day of June 2005 (the “Agreement”).

MATERIAL TRANSFER AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having offices at 103-6190 Agronomy Road, Vancouver, British Columbia, Canada V6T 1Z3, Attention: University-Industry Liaison Office, Telephone: 604-822-8580, Facsimile: 604-822-8589, on behalf of Dr. Seung U. Kim (“UBC Scientist”), Telephone: 604-822-7145, E-mail: sukim@interchange.ubc.ca

(together, The University of British Columbia and UBC Scientist will be known as the "UBC")

AND:

U.S. BIODEFENSE INC. (“Recipient”), a corporation incorporated under the laws of California, USA and having an office at 13674 E. Valley Blvd., City of Industry, CA 91746, USA, Telephone: 626-961-0562; Facsimile: 626-961-8179

WHEREAS:

A.	UBC wishes to provide Recipient, and Recipient wishes to obtain from UBC, certain proprietary information and biological materials on terms and conditions set out in this Agreement;

B.	UBC and the Recipient have entered into an Option Agreement with a start date of June 1st 2005, with this Material Transfer Agreement being a requirement of the Option Agreement and listed as Schedule C therein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and covenants set out in this Agreement, the parties agree as follows:

1.	Definitions. In this Agreement, the following words have the following definitions:

"Commercial Purposes" means the sale, lease, licence or other exploitation of the Material, Information or Inventions to a person for profit, including, but not limited to, use of the Material, Information or Inventions by Recipient or any individual or organization to perform contract research, to screen compound libraries, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, licence or other

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exploitation of the Material, Information or Inventions to any individual or organization for profit.

"Information" means any and all information, know-how, techniques or practices that UBC discloses to Recipient in writing and identified as CONFIDENTIAL at the time of disclosure or if orally, visually or otherwise intangibly disclosed it will be identified as “CONFIDENTIAL” at the time of disclosure and followed by a writing within ten (10) days identifying such as “CONFIDENTIAL” relating to the Material or its use and includes all research, data, specifications, plans, drawings, prototypes, recordings, instructions, manuals, papers or other materials in whatever form or nature, but excludes any Information that:

(a)	was already in the possession of Recipient and evidenced by written documents existing prior to the date of disclosure of the Information by UBC to Recipient;

(b)	is publicly known at the time of the disclosure;

(c)	is required to be disclosed under applicable laws, regulations or orders of any governmental authority;

(d)	is furnished by UBC to others without restrictions on its use or disclosure; or

(e)	is independently developed by Recipient without use of the Information;

"Inventions" means any discoveries, improvements, processes or inventions made by Recipient through use of the Material, Modifications or Information;

"Material" means the Original Material, any Progeny or Unmodified Derivatives;

"Modifications" means substances created by Recipient, which contain or incorporate any form of the Material (including Original Material, Progeny or Unmodified Derivatives);

“Original Material” means the original material being transferred to the Recipient as described in Schedule “A” of this Agreement;

"Progeny" means unmodified descendant from the Material (for example, virus from virus, cell from cell, or mouse from mouse);

"Research Project" means the research described in Schedule "A" of this Agreement;

"Unmodified Derivatives" means substances created by Recipient, which constitute an unmodified functional subunit or product expressed by the Original Material (for example, subclones of unmodified cell lines, purified or fractionated subsets of the original material, proteins expressed by DNA/RNA supplied by UBC, or monoclonal antibodies secreted by a hybridoma cell line).

2.	Licence of Material and Information. Subject to the terms and conditions of this Agreement, UBC hereby grants to Recipient a non-transferable non-exclusive licence to use the Material and Information in the Research Project solely for internal research purposes and evaluation only, for a period commencing on 15th day of April 2005 and ending six (6) months thereafter unless terminated earlier in accordance to Article 11 of this Agreement.

On the expiration or early termination of this Agreement, if Recipient then wishes to continue using the Material, UBC and Recipient may enter into negotiations for a non-

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exclusive license where the date of this Agreement will serve as the commencing date of said license.

3. Restrictions on Use. Recipient will not:

(a)use the Material or Information for Commercial Purposes;

(b)use the Material in human subjects, whether in clinical trials or otherwise and whether for therapeutic, preventive, diagnostic or other purposes; (c)use the Material or Information in research projects that grant sublicense, ownership or other proprietary rights in the Material or Information to a third party; or (d)provide or make available to a third party or to another Recipient site for any purpose whatsoever the Material, Information or Modifications without the prior written consent of UBC whose consent may be withheld at its sole discretion.

4.	Shipping and Costs. Within 14 days of execution of this Agreement UBC will ship to Recipient the Material and Information according to the Shipping Instructions in Schedule “A”. Recipient will be responsible for the costs associated with shipping of the Material and Information from UBC to Recipient.

5.	Ownership, Progress Reports and Inventions.

UBC retains all rights, title and interest in and to the Material and Information. UBC retains all rights, title and interest in and to the Material contained whole or in-part, within Modifications. Material and Information may be subject to patent protection.

Recipient will promptly notify UBC in writing within thirty (30) days of any Inventions. Where Inventions result from the sole effort of Recipient, Recipient will own all rights, title and interest in and to the Inventions and hereby grants to UBC a royalty-free non-exclusive licence to use the Inventions for research and scholarly purposes. To the extent necessary due to proprietary nature of the Material, if the Recipient then wishes to use the Material or Modifications in the Inventions for Commercial Purposes, the parties will negotiate in good faith and enter into an agreement on commercially reasonable terms and conditions.

Where Inventions result from collaborative efforts of both UBC and Recipient, and the resulting patent application names at least one inventor from each entity, the parties will own the Inventions jointly, as per U.S. patent law. In the case of such joint ownership, Recipient agrees to negotiate in good faith with UBC for administering such joint Invention.

Nothing in this Agreement grants any rights under any patents or in any know-how of the UBC nor any rights to use the Materials or Information for profit-making or Commercial Purposes such as, but not limited to production, sale, screening or drug design.

6.	Representations and Warranties. The Material and Information are being provided by UBC to Recipient on an "as is" basis and the Material is understood to be experimental in nature. Any use of the Material or Information by Recipient will be at the sole risk and liability of Recipient, whether or not UBC has consented or acquiesced to such use. UBC

MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE MATERIAL AND INFORMATION, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE DURABILITY, STORAGE, DISPOSAL, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TO THE NON-

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INFRINGEMENT OF THE MATERIAL AND INFORMATION ON THE PROPRIETARY RIGHTS OF A THIRD PARTY. ALSO, UBC WILL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE OR LOSS ARISING OUT OF OR RELATED TO THE FOREGOING EVEN IF UBC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS.

7.	Indemnification. Recipient agrees to indemnify UBC for all losses and damages suffered by UBC that directly result from the negligent acts or omissions of Recipient, its employees, or agents which may arise from its use, storage or disposal of the Material. UBC will not be liable to Recipient for any loss, claim or demand made by Recipient, or made against Recipient by any other party, due to or arising from the use of the Material by Recipient, except to the extent permitted by law when caused by the gross negligence or wilful misconduct of UBC.

8.	Confidentiality. Subject to Section 9 hereof, during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, Recipient will use reasonable efforts to maintain the confidentiality of the Material and Information (whether or not owned or developed by UBC or disclosed to UBC by a third party whose material or information UBC is obligated to treat as confidential or proprietary) and to prevent any unauthorized access, reproduction, disclosure and/or use of the Material and Information.

9.	Publication. Recipient agrees to acknowledge the source of the Material as developed and provided by Dr. Seung Kim, The University of British Columbia, Vancouver, BC, Canada.

10.	Termination. This Agreement may be terminated immediately upon the occurrence of any one of the following events:

	(a)	Recipient notifies UBC in writing that the Research Project has been completed or terminated;

	(b)	Recipient becomes bankrupt or insolvent or a receiver is appointed to take possession of Recipient's business or property or Recipient has assigned its interest to creditors;

	(c)	Recipient is more than thirty (30) days in arrears of any monies that are due to UBC under this Agreement;

	(d)	Recipient commits a breach of Article 4 or 9;

	(e)	Recipient terminates the non-exclusive licence granted by UBC under Article 2; or

	(f)	the giving of at least thirty (30) days written notice by one party to the other of its intention to terminate this Agreement in the absence of a breach of any of the provisions of this Agreement.

11.	Return, Destruction or Continued Use of Material and Information. On the expiration or earlier termination of this Agreement, Recipient will destroy the Material, Modifications and Information. Recipient will report to UBC in writing that the Material, Modifications and Information have been destroyed. However, at the request of Recipient, another non- exclusive licence can be negotiated, so that Recipient can continue to use the Material, Modifications, and/or Information.

12.	Notices. All payments, reports and notices or other communication required or desired to be given or delivered under this Agreement will be given in writing and delivered by person, by registered mail, or by fax, addressed to the party at its address first set out above or

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such other address as the party otherwise advise in writing. Any notice personally delivered or sent by fax will be deemed to have been given or received at the time of delivery or transmission. Any notice mailed or sent via overnight courier will be deemed to have been received on the date received.

13.	Headings. The headings of the sections of this Agreement are inserted for convenience only and do not in any way limit or amplify the provisions of this Agreement.

14.	No Waiver. No provision of this Agreement will be deemed waived or any breach excused, unless such waiver or consent excusing the breach is in writing signed by the party giving the waiver or consent. A waiver of a provision of this Agreement will not be construed to be

	a	waiver of a subsequent breach of the same provision.

15.	Assignment. Recipient will not assign this Agreement, in whole or in part, without the prior written consent of UBC, whose consent may not be unreasonably withheld.

16.	Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior proposals, negotiations, agreements, understandings, representations and warranties of any form or nature, whether oral or written, and whether express or implied, which may have been entered into between the parties relating to its subject matter.

17.	Governing Law and Arbitration. This Agreement will be governed by and construed under the laws of British Columbia and the applicable laws of Canada without reference to its conflict of law rules. Nothing in the foregoing sentence will prevent UBC from applying to

	a	court of competent jurisdiction for injunctive relief for any actual or threatened breach of confidentiality obligations by Recipient.

18.	Survival. Sections 2, 3, 5, 6, 7, 8, 9 and 11 will survive the expiration or earlier termination of this Agreement.

19.	Severability. If any provision of this Agreement is deemed to be invalid or unenforceable, such provision or provisions will be deemed modified to the extent necessary to render the same valid or enforceable, or if such modification is not possible, the remaining terms and provisions of this Agreement will be construed and enforced as if the invalid or unenforceable provision or provisions did not exist.

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20.	Further Assurances. Each party will execute and deliver such further agreements and other documents and do such further acts and things as the other parties reasonably request to evidence, carry out or give full force and effect to the intent of this Agreement.

In signing this Agreement, the signatories confirm that they have the authority of their respective organizations to enter into the obligations of the Agreement.

ACCEPTED AND AGREED TO:

For:		For:
THE UNIVERSITY OF BRITISH		U.S. BIODEFENSE INC.
COLUMBIA

Signature:		Signature:

Dr. John-Paul Heale
Title:	Associate Director	Title:
University – Industry Liaison
Office

Date:		Date:

The scientists of the respective organizations hereby acknowledge that they have read and will comply with the terms of this Agreement.

UBC SCIENTIST

Signature: Name: Dr. Seung Kim

Date:

651899.1

Schedule "A" of the Material Transfer Agreement

Description of Original Material and Research Project

1. Original Material

Please provide a detailed description of the Original Material, which UBC will be providing to the Recipient.

Neural Crest Stem Cells. The “Transformed Neural Crest Stem Cells” is proprietary technology of UBC (UBC Technology 99-026)

2. Research Project

Please describe the research project in detail:

The Material will be used for internal research and evaluation purposes only “ ”

3. Shipping Address Attention: Address:

651899.1